Exhibit 10.1
OPORTUN FINANCIAL CORPORATION
AMENDED AND RESTATED EXECUTIVE SEVERANCE AND CHANGE IN CONTROL POLICY
Oportun Financial Corporation (the “Company”) has established this Amended and Restated Executive Severance and Change in Control Policy (this “Policy”) as of August 19, 2026 (the “Effective Date”). The purpose of the Policy is to attract and retain key executives for the Company and its subsidiaries, to align their interests with those of the Company’s stockholders, and to provide such individuals with an incentive to continue their service with the Company and its subsidiaries and to maximize the value of the Company upon a potential Change in Control for the benefit of its stockholders. This Policy is an “employee welfare benefit plan,” as defined in Section 3(1) of ERISA. This document is both the written instrument under which the Policy is maintained and the required summary plan description for the Policy.
This Policy is hereby adopted by the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) and shall be administered by the Committee.

1.	Eligible Individuals
The following individuals will be subject to the terms of this Policy: (i) the Company’s Chief Executive Officer (the “CEO”); (ii) any employee of the Company or its subsidiaries with a title above Senior Vice President (that is, CxO or EVP), and who is designated by the Committee (a “Tier I Participant”); and (iii) any employee of the Company or its subsidiaries in a position with the title of Senior Vice President, and who is designated by the Committee (a “Tier II Participant”) (each such individual set forth in clauses (i), (ii), and (iii), a “Participant”).
This Policy will not be effective with respect to any person designated as a Participant by the Committee unless and until such person agrees in writing (whether in an employment agreement or by countersigning a participation notice in a form approved by the Committee) to be subject to this Policy and agrees to all of its terms and conditions.

2.	Severance Benefits
Subject to the terms of this Policy, if a Participant’s employment is terminated as result of a Qualifying Termination, the Company will provide such Participant with the following benefits and payments (the “Severance Benefits”) determined as follows in the table below.

Participant Category	Qualifying Termination (not within the CIC Period)	Qualifying Termination within the CIC Period[2]
CEO	• 18 months Salary Continuation • Unpaid Prior-Year Bonus • 18 months COBRA Premium Benefit • 12 months Vesting Acceleration of Time-Based Equity Awards[1]	• 18 months Salary Continuation • Unpaid Prior-Year Bonus • 18 months COBRA Premium Benefit • 1.5x Target Bonus • 100% Vesting Acceleration

Tier I Participant	• 12 months Salary Continuation • Unpaid Prior-Year Bonus • 12 months COBRA Premium Benefit • Prorated Vesting Acceleration[1]	• 18 months Salary Continuation • Unpaid Prior-Year Bonus • 18 months COBRA Premium Benefit • 1.5x Target Bonus • 100% Vesting Acceleration

Tier II Participant	• 9 months Salary Continuation • Unpaid Prior-Year Bonus • 9 months COBRA Premium Benefit • Prorated Vesting Acceleration[1]	• 12 months Salary Continuation • Unpaid Prior-Year Bonus • 12 months COBRA Premium Benefit • 1.0x Target Bonus • 100% Vesting Acceleration
1 In the event of a Qualifying Termination, Participant will be eligible for the applicable Vesting Acceleration or Prorated Vesting Acceleration, only if the Participant has completed at least twelve (12) months of Continuous Service as of the date of such Qualifying Termination. If the Participant has not completed at least twelve (12) months of Continuous Service as of such date, no portion of the Participant’s Equity Awards will vest pursuant to the Vesting Acceleration (in the case of the CEO) or Prorated Vesting Acceleration (in the case of a Tier I or Tier II Participant) benefit.
If the Participant has completed at least twelve (12) months of Continuous Service, the number of shares subject to Participant’s Equity Awards (the “Prorated Shares”) that will vest will equal the product of (x) the number of shares subject to each such Equity Award that is otherwise scheduled to vest upon the next vesting date following the date of such Qualifying Termination, multiplied by (y) a fraction (i) the number of which is the number of fully completed months of Continuous Service between the last vesting date and the date of the Qualifying Termination plus six (6) and (ii) the denominator of which is twelve (12), but in no case shall the Prorated Shares be greater than 100% of the shares subject to each such Equity Award scheduled to vest on the next annual vesting date.
2 In the event of a Qualifying Termination that occurs during the CIC Period, any severance payments and benefits to be provided to Participant in connection with a Qualifying Termination (not within the CIC Period) will be reduced by any amounts provided or to be provided to Participant in connection with a Qualifying Termination within the CIC Period. Notwithstanding any provision of this Policy to the contrary, if Participant is entitled to any cash severance, continued health coverage benefits, vesting acceleration of any awards, or other severance or separation benefits similar to those provided under this Policy, by operation of applicable law or under a plan, policy, contract, or arrangement sponsored by the Company or any subsidiary thereof or to which the Company or any subsidiary thereof is a party other than this Policy (“Other Benefits”), then the corresponding severance payments and benefits under this Policy will be reduced by the amount of Other Benefits paid or provided to Participant. For the avoidance of doubt, “Other Benefits” will not include benefits payable pursuant to an Equity Award, retention award, signing award or other individual compensation arrangement unless the applicable award or agreement expressly provides that such benefit is intended to be in lieu of or offset against benefits payable under this Policy; provided there shall be no duplication of benefits.

3.	Conditions to Payment
As a condition to payment of the Severance Benefits, a Participant must (a) execute, deliver, and allow to become effective, a general release of all claims against the Company and its affiliates in a form provided by the Company (which may include an agreement not to disparage the Company and its affiliates, a confidentiality clause, non-solicit provisions, an agreement to assist in any litigation matters, and other standard terms and conditions) (the “Release”) within the time frame provided for in the Release (not to exceed 60 days following such Participant’s termination date, including any revocation period); (b) resign from all officer and director positions with the

Company and its affiliates (unless otherwise requested by the Company); and (c) comply with such Participant’s obligations under any applicable confidentiality, intellectual property assignment, and restrictive covenant agreement between the Company (or an affiliate of the Company) and such Participant, or similar obligation Participant owes to the Company; and (d) return all documents and other property provided to Participant by the Company (or an affiliate of the Company) (with the exception of a copy of the company employee handbook and personnel documents specifically relating to Participant), developed or obtained by Participant in connection with Participant’s employment with the Company or any subsidiary thereof, or otherwise belonging to the Company (or any affiliate of the Company).

4.	Timing of Payment of Severance Benefits
A Participant’s Severance Benefits consisting of Unpaid Prior-Year Bonus and/or Target Bonus shall be paid in a lump sum and Severance Benefits consisting of Salary Continuation shall be paid in equal installments over the applicable period, provided the Company shall have the right to pay such amounts in a lump sum at the Company’s discretion, to the extent permissible without incurring adverse tax consequences under Section 409A. Severance Benefits shall be paid in accordance with the Company’s standard payroll practices, on or beginning on (as applicable) the first regular payday for the Company’s salaried employees within the 60-day period following the date of the Participant’s termination of employment on which the Participant’s executed Release is effective and enforceable. However, should such 60-day period span two taxable years, then such payment will be made during the portion of that period that occurs in the second taxable year if deemed necessary to comply with Section 409A of the Code. Notwithstanding the foregoing, the Company shall have the discretion to delay payment of the Unpaid Prior-Year Bonus to the time when annual bonuses for such year are paid to other Company employees, but not later than March 15 of the year following the year in which the Participant’s termination of employment occurred.

5.	Certain Definitions
The following definitions will apply for purposes of this Policy:
“Base Salary” means the Participant’s base salary as of the effective date of Participant’s Qualifying Termination (without taking into account any reduction in salary forming the basis for a Resignation for Good Reason).
“Cause” means one or more of the following, as determined by the Committee in its sole discretion:
(i)    the Participant’s habitual neglect of or willful failure to perform his or her duties (other than any such failure resulting from incapacity due to physical or mental illness);
(ii)    the Participant’s commission of any act of dishonesty, illegal conduct or willful misconduct that results in (or might have reasonably resulted in) material harm to the Company or its affiliates, or is intended to result in substantial personal enrichment;
(iii)    the Participant’s embezzlement, misappropriation, or fraud, whether or not related to Participant’s employment with the Company;
(iv)    the Participant’s failure to cooperate with the Company in any investigation or formal proceeding initiated by a governmental authority or otherwise approved by the Board or the Audit Committee of the Board;
(v)    the Participant’s conviction of or plea of guilty or nolo contendere to felony criminal conduct or material misconduct involving moral turpitude;
(vi)    the Participant’s material breach of any obligation or duty under any written employment or other agreement between the Company or its subsidiary and Participant, including any material violation of Participant’s Proprietary Information and Inventions Agreement with the Company; or

(vii)    Any material failure by Participant to comply with the Company’s written policies or rules, as they may be in effect from time to time, including related to sexual harassment or sexual misconduct.
Except for a failure, breach, or refusal which, by its nature, cannot reasonably be expected to be cured, a Participant will have 30 days from the delivery of written notice by the Company within which to cure any acts constituting Cause.
“Change in Control” means a Corporate Transaction that also qualifies as a Change in Control, each as defined in the Equity Plan.
“CIC Period” means the period beginning on the date that is 90 days prior to the consummation of a Change in Control and ending on the date that is twelve (12) months following the consummation of a Change in Control.
“COBRA Premium Benefit” means that if (a) the Participant was enrolled in a group health plan (i.e., medical, dental, or vision plan) sponsored by the Company or an affiliate immediately prior to the Qualifying Termination, (b) the Participant is eligible to continue coverage under such group health plan under the Consolidated Omnibus Budget Reconciliation Act of 1985 (together with any state law of similar effect, “COBRA”) at the time of the Participant’s termination of employment, and (c) the Participant timely elects COBRA coverage, then the Company will pay COBRA premiums for the Participant and his or her eligible dependents covered under the Company’s group health plan (or waive the cost of coverage under any self-funded group health plan, if applicable) for a number of months equal to the lesser of (i) the duration of the period in which the Participant and his or her eligible dependents are enrolled in such COBRA coverage (and not otherwise covered by another employer’s group health plan that does not impose an applicable preexisting condition exclusion) and (ii) the number of months provided in the table above. In addition, in lieu of such COBRA premium payments, the Company may in its sole discretion pay to the Participant, on the first day of each month during the COBRA Premium Benefit period, a fully taxable cash payment equal to the applicable COBRA premiums for that month, subject to applicable tax withholdings. For purposes of this Policy, any applicable insurance premiums that are paid (or deemed paid in the case of self-insured plans) by the Company shall not include any amounts payable by the Participant under a Code Section 125 health care reimbursement plan.
“Continuous Service” has the meaning defined in the Equity Plan.
“Code” means the Internal Revenue Code of 1986, as amended.
“Designated Work Location” means the principal Company office or other work location designated by the Company as the Participant’s primary work location as of the date the Participant becomes subject to this Policy or, if later, as mutually agreed in writing by the Company and the Participant. For a Participant who is designated by the Company as primarily working remotely, the Designated Work Location will be the Participant’s residence or other remote work location approved by the Company as of such date; provided that a Participant’s voluntary relocation will not change the Designated Work Location for purposes of determining whether Good Reason exists unless otherwise agreed in writing by the Company.
“Disability” has the meaning defined in the Equity Plan.
“Equity Awards” means any Company equity awards, including but not limited to stock options, stock appreciation rights, restricted stock and restricted stock units.
“Equity Plan” means the Company’s 2015 Equity Incentive Plan, as amended from time to time.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Good Reason” means the occurrence of any of the following events or conditions without a Participant’s written consent:

(i)    a material adverse change in the Participant’s title (solely in the case of the CEO), authority, duties or responsibilities (other than temporarily while the Participant is physically or mentally incapacitated or as required by applicable law);
(ii)    a material diminution in the Participant’s Base Salary other than a general reduction in Base Salary that affects all similarly situated key employees in substantially the same proportions;
(iii)    the Company’s requirement that the Participant’s primary work location be relocated to a location that increases the Participant’s one-way commute by more than fifty (50) miles from the Participant’s Designated Work Location; provided, however, that (A) required business travel consistent with the Participant’s duties and responsibilities, including attendance at Company offices, meetings or other business locations from time to time, will not constitute a relocation for purposes of this clause (iii), and (B) any change in the Participant’s Designated Work Location resulting from the Participant’s voluntary relocation of the Participant’s residence or other voluntary change in work location will not constitute or contribute to Good Reason; or
(iv)    any material breach by the Company or any successor or affiliate of its obligations to the Participant under any material provision of any agreement between the Participant and the Company or any subsidiary thereof.
A Participant must provide written notice to the Company of the occurrence of any of the foregoing events or conditions without Participant’s written consent within 30 days of the occurrence of such event. The Company or any successor or affiliate shall have a period of 30 days to cure such event or condition after receipt of written notice of such event from Participant. Any resignation for Good Reason following such 30-day cure period must occur no later than the date that is 90 days following the initial occurrence of one of the foregoing events or conditions without Participant’s written consent.
“Performance Condition” means any provision in an applicable award agreement for an Equity Award that conditions vesting, or determines the number of shares eligible to vest, on the occurrence of a liquidity event condition or the achievement of any other business or individual performance-based milestone.
“Qualifying Termination” means a termination of a Participant’s employment by the Company or any subsidiary thereof without Cause or such Participant’s voluntary resignation for Good Reason (excluding by reason of Participant’s death or Disability), and in either case provided such termination also qualifies as a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury Regulations).
“Target Bonus” means the target annual incentive bonus, expressed in dollars, which the Participant is eligible to earn in the fiscal year in which (A) the Change in Control occurs or (B) the Qualifying Termination occurs, whichever of (A) or (B) is greater.
“Vesting Acceleration” means the service-based vesting (but not performance-based) of the shares subject to any Equity Awards held by a Participant on the date of the Qualifying Termination of a Participant’s employment will be accelerated either in full or as to a number of months as provided in the table above. In the case of Equity Awards that are options or stock appreciation rights, such awards will also remain exercisable for the applicable post-termination exercise period contained in the award documents for options that were granted prior to the Effective Date and qualify as incentive stock options. For clarity, the Vesting Acceleration severance benefit provided in the Policy does not waive the satisfaction of any Performance Condition contained in an Equity Award, and the requirements to satisfy any Performance Condition or calculate the number of shares eligible to vest tied to a Performance Condition will remain subject to the terms and conditions of the award agreement evidencing the particular Equity Award. Participant’s Equity Awards shall otherwise remain subject to the terms of the applicable plan and award documents under which such Equity Award was granted (including but not limited to any provisions with respect to forfeiture on a termination for Cause) and, notwithstanding the foregoing provisions of this Policy, no Equity Award shall remain outstanding later than the last day of its original full term. Notwithstanding the foregoing, Vesting Acceleration in connection with a Qualifying Termination occurring outside the CIC Period will be provided only to a Participant who has completed at least twelve (12) months of Continuous Service as of the date of the Qualifying Termination.
“Unpaid Prior-Year Bonus” means the amount of Participant’s annual bonus that has been accrued for the year ending prior to the Qualifying Termination based on actual performance for such year as determined by the Committee in its discretion, but for which Participant has not yet been paid.

6.	Claims and Appeals
(a)    Claims Procedure. Any employee or other person who believes he or she is entitled to any Severance Benefits may submit a claim in writing to the Committee within 90 days of the earlier of (i) the date the claimant learned the amount of his or her Severance Benefits or (ii) the date the claimant learned that he or she will not be entitled to any Severance Benefits. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of this Policy on which the denial is based. The notice also will describe any additional information needed to support the claim and this Policy’s procedures for appealing the denial. The denial notice will be provided within 90 days after the claim is received. If special circumstances require an extension of time (up to 90 days), written notice of the extension will be given within the initial ninety (90) day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Committee expects to render its decision on the claim.
(b)    Appeal Procedure. If the claimant’s claim is denied, the claimant (or his or her authorized representative) may apply in writing to the Committee for a review of the decision denying the claim. Review must be requested within 60 days following the date the claimant received the written notice of their claim denial or else the claimant loses the right to review. The claimant (or representative) then has the right to review and obtain copies of all documents and other information relevant to the claim, upon request and at no charge, and to submit issues and comments in writing. The Committee will provide written notice of its decision on review within 60 days after it receives a review request. If additional time (up to 60 days) is needed to review the request, the claimant (or representative) will be given written notice of the reason for the delay. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Committee expects to render its decision. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of this Policy on which the denial is based. The notice also will include a statement that the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the claim and a statement regarding the claimant’s right to bring an action under Section 502(a) of ERISA.

7.	Governing Law
This Policy will be governed by the laws of the State of Delaware but without regard to the conflict of law provision. To the extent that any lawsuit is permitted with respect to any provisions under this Policy, Participants must expressly consent to the personal and exclusive jurisdiction and venue of the state and federal courts located in the State of Delaware for any lawsuit filed against Participant by the Company.

8.	Administration
The Committee is the administrator of this Policy (within the meaning of section 3(16)(A) of ERISA). This Policy will be administered and interpreted by the Committee (in its sole discretion). The Committee is the “named fiduciary” of this Policy for purposes of ERISA and will be subject to the fiduciary standards of ERISA when acting in such capacity. Any decision made or other action taken by the Committee with respect to this Policy, and any interpretation by the Committee of any term or condition of this Policy, or any related document, will be conclusive and binding on all persons and be given the maximum possible deference allowed by law. The Committee (a) may, in its sole discretion and on such terms and conditions as it may provide, delegate in writing to one or more officers of the Company all or any portion of its authority or responsibility with respect to this Policy, and (b) has the authority to act for the Company (in a non-fiduciary capacity) as to any matter pertaining to this Policy; provided, however, that any Policy amendment or termination or any other action that reasonably could be expected to increase materially the cost of this Policy must be approved by the Board.

9.	Additional Terms
(a)    Accrued Obligations. Except as set forth in this Policy, rights arising from the terms of the Company’s benefit plans shall be governed by the terms of such plans.
(b)    Withholding Taxes. All forms of compensation payable to the Participants by the Company, whether in cash, common stock or other property, are subject to reduction to reflect applicable withholding and payroll taxes.
(c)    Clawback. Any amounts paid or payable to a Participant pursuant to this Policy or the Company’s equity or compensation plans will be subject to recovery or clawback to the extent required by any applicable law or any applicable securities exchange listing standards and to the extent required by the Company’s 2023 Compensation Recovery “Clawback” Policy, as it may be amended from time to time (collectively, the “Clawback Policy”). The Company may require Participant to forfeit, return or reimburse the Company for all or a portion of any amounts paid to Participant pursuant to the terms of the Clawback Policy or as necessary or appropriate to comply with applicable laws, including without limitation any reacquisition right regarding previously acquired shares or other cash or property. Unless this Section 9(c) specifically is mentioned and waived in a written agreement between the Company and Participant, no recovery of compensation under the Clawback Policy or otherwise will constitute an event that triggers or contributes to any right of Participant to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or any parent or subsidiary of Company, as applicable.
(d)    Section 409A. This Policy is intended to comply with Section 409A of the Code (“Section 409A”) or an exemption thereunder and accordingly, to the maximum extent permitted, this Policy will be interpreted and administered in accordance with such intent. Any payments to be made under this Policy upon a termination of employment may only be made upon a “separation from service” under Section 409A, and may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any nonqualified deferred compensation payments under this Policy that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. Each installment payment provided under this Policy shall be treated as a separate payment. To the extent required in order to avoid an accelerated or additional tax under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Policy during the six-month period immediately following a separation from service will instead be paid on the first business day after the date that is six months following separation from service. In no event will any expense be reimbursed later than the end of the calendar year following the calendar year in which that expense is incurred, and the amounts reimbursed in any one calendar year will not affect the amounts reimbursable in any other calendar year. A Participant’s right to receive such reimbursements may not be exchanged or liquidated for any other benefit.
(e)    Section 280G. If any payment or benefit received or to be received by a Participant (including any payment or benefit received pursuant to this Policy or otherwise) would be (in whole or part) subject to the excise tax imposed by Section 4999 of the Code, or any successor provision thereto, or any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such payments and/or benefits are hereafter collectively referred to as “280G Payments,” and such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the “Excise Tax”), then the 280G Payments provided to the Participant under this Policy will first be reduced, with each such payment to be reduced pro-rata but without any change in the payment date, and then, if necessary, any accelerated vesting of the Participant’s equity awards arising from the terms of such awards shall be reduced in the same chronological order in which those awards were made, but only to the extent necessary to assure that the Participant receives only the greater of (i) the amount of those 280G Payments which would not constitute a parachute payment under Section 280G of the Code or (ii) the amount which yields the

Participant the greatest after-tax amount of benefits after taking into account any Excise Tax imposed on the 280G Payments provided to the Participant hereunder (or on any other payments or benefits to which the Participant may become entitled in connection with any change in control or ownership of the Company or the subsequent termination of the Participant’s employment with the Company).
If a reduction in the 280G Payments is necessary so that no portion of such benefits are subject to the Excise Tax, reduction will occur in the following order: (i) cancellation of awards granted “contingent on a change in ownership or control” (within the meaning of Section 280G of the Code); (ii) a pro rata reduction of (A) cash payments that are subject to Section 409A as deferred compensation and (B) cash payments not subject to Section 409A of the Code; (iii) a pro rata reduction of (A) employee benefits that are subject to Section 409A as deferred compensation and (B) employee benefits not subject to Section 409A; and (iv) a pro rata cancellation of (A) accelerated vesting equity awards that are subject to Section 409A as deferred compensation and (B) equity awards not subject to Section 409A. In the event that acceleration of vesting of equity awards is to be cancelled, such acceleration of vesting will be cancelled in the reverse order of the date of grant of a Participant’s equity awards. Calculations required by this paragraph will be performed by a national accounting firm designated by the Company.
(f)    Amendment and Termination of Policy. The Committee may amend or terminate this Policy at any time, without advance notice to any Participant and without regard to the effect of the amendment or termination on any Participant or on any other individual, subject to the following; provided, however, that any amendment or termination of this Policy that is materially detrimental to a Participant prior to such amendment or termination of this Policy will not be effective with respect to such Participant without such Participant’s prior written consent. Moreover, the Committee reserves the right to amend this Policy as may be necessary or appropriate to avoid adverse tax consequences under Section 409A. Notwithstanding the foregoing, any amendment to this Policy that (a) causes an individual to cease to be a Participant, or (b) reduces or alters to the detriment of the Participant the Severance Benefits potentially payable to that Participant (including, without limitation, imposing additional conditions or modifying the timing of payment), will not be effective without that Participant’s written consent. Any action of the Company in amending or terminating this Policy will be taken in a non-fiduciary capacity.
(g)    Statement of ERISA Rights. Participants under this Policy shall have certain rights and protections under ERISA as described in Appendix A attached hereto.

APPENDIX A
STATEMENT OF ERISA RIGHTS
Every Participant under this Policy has certain rights and protections under ERISA:
A Participant may examine (without charge) all Policy documents, including any amendments and copies of all documents filed with the U.S. Department of Labor. These documents are available for the Participant’s review in the Company’s human resources department.
A Participant may obtain copies of all Policy documents and other Policy information upon written request to the Committee. A reasonable charge may be made for such copies.
In addition to creating rights for the Participants, ERISA imposes duties upon the people who are responsible for the operation of this Policy. The people who operate this Policy (called “fiduciaries”) have a duty to do so prudently and in the interests of the Participants. No one, including the Company or any other person, may fire a Participant or otherwise discriminate against a Participant in any way to prevent such Participant from obtaining a benefit under this Policy or exercising the Participant’s rights under ERISA. If a Participant’s claim for a severance benefit is denied, in whole or in part, such Participant must receive a written explanation of the reason for the denial. The Participant has the right to have the denial of such Participant’s claim reviewed. (The claim review procedure is explained in Section 6 above.)
Under ERISA, there are steps a Participant can take to enforce the above rights. For example, if a Participant requests materials and does not receive them within 30 days, such Participant may file suit in a federal court. In such a case, the court may require the Committee to provide the materials and to pay such Participant up to $110 a day until such Participant receives the materials, unless the materials were not sent due to reasons beyond the control of the Committee. If a Participant has a claim which is denied or ignored, in whole or in part, such Participant may file suit in a federal court. If it should happen that a Participant is discriminated against for asserting the Participant’s rights, such Participant may seek assistance from the U.S. Department of Labor, or may file suit in a federal court.
In any case, the court will decide who will pay court costs and legal fees. If a Participant is successful, the court may order the person such Participant has sued to pay these costs and fees. If a Participant loses, the court may order such Participant to pay these costs and fees, for example, if it finds that such Participant’s claim is frivolous.
If a Participant has any questions regarding this Policy, the Participant can contact the Committee. If a Participant has any questions about this statement or about the Participant’s rights under ERISA, the Participant may contact the nearest area office of the Employee Benefits Security Administration (formerly the Pension and Welfare Benefits Administration), U.S. Department of Labor, as listed in the telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W. Washington, D.C. 20210. A Participant also may obtain certain publications about the Participant’s rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.